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EXHIBIT 99

South County Bank, N.A. Announces Completion of Holding Company

        SANTA MARGARITA, CA—July 31, 2003—Thomas E. Yott, President of South County Bank, N.A., announced that the formation of the Bank's holding company, CalWest Bancorp, has been completed as of close of business today. As a result of the transaction, South County Bank has become a wholly-owned subsidiary of CalWest Bancorp and shareholders of the Bank have become shareholders of the holding company on a "one share for one share" basis. Shares of CalWest Bancorp will be quoted on the OTC Bulletin Board starting on August 4th under the symbol "CALW."

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  EXHIBIT 99